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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-132077 of First Horizon Pharmaceutical Corporation (the "Company") on Form S-4 of our report dated March 11, 2005, relating to the consolidated financial statements of the Company as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 and the consolidated financial statement schedule of the Company for each of the two years in the period ended December 31, 2004, appearing in the Annual Report on Form 10-K of First Horizon Pharmaceutical Corporation for the year ended December 31, 2005 and to the reference to us as "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 10, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM